QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.8

[Letterhead of Catlin Saxon Evans Fink Kolski & Romanez, L.L.P.]

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street
Suite 1000,
Cincinnati, Ohio 45202

Jones Day
77 West Wacker Drive
Chicago, Illinois 60601

    Re:
    Exchange of 7 3/4% Senior Notes due 2012, for Registered Notes (the "Exchange Notes").

Ladies and Gentlemen:

        We have acted as special local counsel for Garden Sanctuary Acquisition, Inc., Levitt Weinstein Memorial Chapels, Inc., MHI Group, Inc., Funeral Services Acquisition Group, Inc., Security Trust Plans, Inc., Naples Memorial Garden, Inc., Coral Ridge Funeral Home And Cemetery, Inc., Kadek Enterprises of Florida, Inc., and Osiris Holding of Florida, Inc., each a Florida corporation (collectively, the "Covered Guarantors), in connection with the guarantee obligations of the Covered Guarantors with respect to the Exchange Notes (the "Exchange Guarantees"), to be issued by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantors (the "Company"), of the Exchange Notes pursuant to the Company's Form S-4 Registration Statement filed the date hereof (the "Registration Statement"). This opinion is furnished to you pursuant to the Registration Statement requirements. Capitalized terms used in this opinion but not otherwise defined herein shall have the meaning given such terms in the Purchase Agreement (as hereinafter defined).

        In connection with the opinions expressed in this letter, we have examined such matters of law as we have deemed necessary for the purposes of the opinions expressed below. We have examined the Registration Statement and have reviewed the following described documents in connection with the Company's previously issued 144A Notes:

  (a)
  an executed copy of the Purchase Agreement dated August 5, 2004, among the Company, the Subsidiary Guarantors, including the Covered Guarantor listed on Schedule A thereto, and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (the "Purchase Agreement");

  (b)
  an executed copy of the Registration Rights Agreement;

  (c)
  an executed copy of the Indenture.

  (d)
  an executed copy of the Note Guarantee in a form as attached as Exhibit D to the Indenture.

  (e)
  the Offering Memorandum

  (f)
  corporate resolutions of the Covered Guarantors authorizing execution and delivery of the Transaction Documents, as defined below.

(the Registration Statement, the Exchange Notes and the documents described in paragraphs (a) through (f) above are hereinafter referred to as the "Transaction Documents").

        In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed in this letter, we have relied upon, and assume the accuracy of, representations and warranties contained in the Transaction Documents and certificates and written statements and other information of or from representatives of the Covered Guarantors and others and assume compliance on the part of all parties to the Transaction Documents with their covenants and agreements contained in such Transaction Documents. We have assumed that the Articles of Incorporation and the Bylaws of the Covered Guarantors and the resolutions adopted by or on behalf of the Covered Guarantors authorizing the Covered Guarantors to execute and deliver the Transaction Documents remain in effect and have not been amended, modified, rescinded or terminated. We have relied solely upon certificates of public officials as to the factual matters set forth in paragraph 1 below.

        Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth in this letter, we are of the opinion that:

          1.     Based on a search of computer records of the Florida Secretary of State on the internet, as of April 27, 2005, and certificates of good standing for the Covered Guarantors, with such certificates certified as of the date hereof, from the Secretary of State of the State of Florida, each of the Covered Guarantors is a corporation validly existing and in good standing under the laws of the State of Florida.

          2.     Based solely upon the certified copies of the Articles of Incorporation and Bylaws of each of the Covered Guarantors, and the corporate resolutions adopted by each of the Covered Guarantors, as of the date of the Indenture, each of the Covered Guarantors had the corporate power and authority to enter into, and as of the date hereof each of the Covered Guarantors has the corporate power and authority to perform its obligations under the Indenture.

          3.     Based solely upon the certified copies of the Articles of Incorporation and Bylaws of each of the Covered Guarantors, and the corporate resolutions adopted by each of the Covered Guarantors, the execution, delivery and performance of the Indenture by each of the Covered Guarantors (i) has been authorized by all necessary corporate action by each Covered Guarantor and (ii) does not contravene any provision of the Articles of Incorporation or Bylaws of any of the Covered Guarantors.

          4.     When the Registration Statement has become effective under the Securities Act and the Exchange Guarantees of the Covered Guarantors are delivered in accordance with the terms of the Exchange Offer, the Exchange Guarantees of the Covered Guarantors will be validly issued by such Covered Guarantors and will constitute valid and binding obligations of the Covered Guarantors.

        Our opinions contained herein concerning validity and binding effect mean that (i) the Exchange Guarantees constitute an effective contract under applicable law, (ii) the Exchange Guarantees are not invalid in their entirety because of a specific statutory prohibition or public policy and are not subject in their entirety to a contractual defense, and (iii) subject to the last sentence of this paragraph, some remedy is available if the Covered Guarantors are in material default under the Exchange Guarantees. This opinion does not mean that (i) any particular remedy is available upon a material default or (ii) every provision of the Exchange Guarantees will be upheld or enforced in any or each circumstance by a court. Furthermore, the validity or binding effect of the Exchange Guarantees may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors' rights and remedies generally and (ii) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission in connection with the issuance of the

Company's 7 3/4% Senior Notes due 2012, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

        The opinions expressed in this letter are limited to the federal law of the United States of America and the law of the State of Florida.

        We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of the Trustee or any purchaser of the Exchange Notes with any state or federal laws or regulations applicable to them by reason of their status as or affiliation with a federally insured depository institution.

Sincerely yours,
Catlin Saxon Evans Fink Kolski & Romanez, L.L.P.

By:	/s/ KYLE R. SAXON

QuickLinks

  Exhibit 5.8